Exhibit 99.1

May 13, 2020

Nortech Systems Reports First Quarter 2020 Results

MINNEAPOLIS – Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromechanical products serving the medical, industrial and aerospace and defense markets, reported net sales of $27.4 million for the three months ended March 31, 2020, a decrease of 3%, compared to $28.2 million for three months ended March 31, 2019.

Operating income for the first quarter of 2020 was $391,000, compared to a loss of $104,000 for the year-ago period. Net income for the first quarter 2020 was $137,000, or $0.05 per diluted common share. First quarter of 2019 had net loss of $363,000, or ($0.14) per diluted common share. Nortech’s backlog at the end of the first quarter 2020 was $53.0 million.

Like many other companies, COVID-19 continues to significantly challenge Nortech causing supply chain disruptions and workforce issues. Parts deliveries to Nortech have been widely delayed, resulting in slower end-product delivery and delayed customer payments as they carefully manage their cash.

"I want to express my admiration and sincere gratitude to our employees who are managing through this crisis with ingenuity and professionalism. I commend your work ethic and dedication to serving Nortech's customers during this difficult time" stated Jay D. Miller, Chief Executive Officer and President.

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

Efforts to Address COVID-19

Nortech recognizes the seriousness of the current pandemic and is determined to play its role in addressing the outbreak and in minimizing the impact of the coronavirus disease (COVID-19).  Nortech’s highest priority is the safety and well-being of its employees and other members in the Nortech community.  In all of Nortech’s locations, teams have been working diligently to take precautions to ensure a clean and safe environment. Nortech is opting for virtual meetings, minimizing travel, and when possible, asking its team members to work remotely.

Nortech is also working closely with its suppliers and customers to ensure that it is taking every feasible step to minimize disruption and to continue to deliver the products our customers' need.

The COVID-19 situation is changing rapidly.  Be assured Nortech will continue to monitor the most up to date information from regulatory authorities in the United States, China and Mexico, where its facilities are located.  Nortech senior management is in constant contact and will adapt its response as information is available.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	THREE MONTHS ENDED
	March 31,
	Unaudited	Unaudited
	2020	2019

Net Sales	$27,440	$28,165

Cost of Goods Sold	24,435	25,204

Gross Profit	3,005	2,961
	11.0%	10.5%

Operating Expenses
Selling Expenses	621	761
General and Administrative Expenses	1,993	2,304
Total Operating Expenses	2,614	3,065

Income (Loss) from Operations	391	(104)

Interest Expense	(224)	(245)

Income (Loss) Before Income Taxes	167	(349)

Income Tax Expense	30	14

Net Income (Loss)	$137	$(363)

Income (Loss) Per Common Share - Diluted	$0.05	$(0.14)

Weighted Average Number of Common Shares Outstanding - Diluted	2,668,590	2,659,859

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2020	December 31, 2019
	Unaudited	Audited
Cash	$730	$351
Restricted Cash	244	309
Accounts Receivable	20,226	18,558
Inventories	15,363	14,279
Contract Assets	6,774	7,659
Prepaid Expenses and Other Current Assets	2,119	2,128
Property and Other Long-term Assets	13,975	14,408
Goodwill and Other Long-term Assets, Net	3,672	3,718
Total Assets	$63,103	$61,410

Accounts Payable	$16,369	$14,014
Current Portion of Lease Obligation	1,436	1,415
Other Current Liabilities	5,982	6,803
Long Term Line of Credit	10,255	10,088
Long-term Debt and Other Long-term Liabilities	3,181	3,297
Long Term Operating Lease Obligation, Net	5,789	5,817
Shareholders’ Equity	20,091	19,976
Total Liabilities and Shareholders’ Equity	$63,103	$61,410